Exhibit 99.1

Skechers Announces RECORD Annual SALES OF $8.00 BILLION for 2023

LOS ANGELES, CA – February 1, 2024 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the fourth quarter and full year ended December 31, 2023.

2023 Highlights

•
Record annual sales of $8.00 billion, a year-over-year increase of 7.5%
•
Direct-to-Consumer sales grew 24.3%
•
Diluted earnings per share of $3.49, a year-over-year increase of 46.6%
•
Inventory decrease of $292.6 million or 16.1% from December 31, 2022

Fourth Quarter Highlights

•
Record fourth quarter sales of $1.96 billion, a year-over-year increase of 4.4%
•
Direct-to-Consumer sales grew 20.3%
•
Diluted earnings per share of $0.56, a year-over-year increase of 16.7%
•
Repurchased $60 million of Class A common stock

“Skechers achieved a new fourth quarter sales record of $1.96 billion, and a record gross margin of 53.1%. This success reflects the strong worldwide demand for our comfort technology products, especially in our Direct-to-Consumer business which grew 20%. Our Wholesale business experienced a decrease in sales of 8%, as several retailers continued to conservatively manage their inventory levels. However, we are optimistic that this behavior is changing based upon early reads from January shipments and positive order trends for the first half of the year,” stated David Weinberg, Chief Operating Officer of Skechers. “Regionally in the quarter, Asia Pacific grew 15%, led by double-digit growth in China, the Americas grew 3%, and Europe, Middle East and Africa decreased 7%. For the full-year, we achieved a new annual sales record of $8.00 billion, reduced inventory levels by 16%, and continued to invest in our distribution facilities, including new locations in India, Canada and Latin America. We begin 2024 confident in the strength of our brand and continued growth in both our Direct-to-Consumer and Wholesale segments globally.”

“Skechers’ new annual sales record of $8.00 billion was the result of the broad acceptance for our products worldwide, our loyal and growing consumer base, the cultivated relationships with our partner network, and our determined and dedicated team,” began Robert Greenberg, Chief Executive Officer of Skechers. “As always, product and marketing are paramount to our success, with comfort, quality, style and innovation inspiring every collection. Throughout the year, we delivered fresh styles of our proven Skechers Hands Free Slip-ins, understanding that consumers of all ages appreciate the comfort and convenience of this technology. We also introduced partnerships and a capsule collection with Martha Stewart and Snoop Dogg, who appeared in a joint Super Bowl campaign. Skechers Performance signed Europe’s top goal scorer for 2023, Harry Kane, as well as other premier players for the launch of Skechers Football. We further expanded our product offering and elite-level roster with NBA players Julius Randle and Terance Mann, both competing in Skechers Basketball. With over 5,000 Skechers retail stores and becoming a Fortune 500 company, our brand's global reach continues to expand. Our product initiatives and diverse line-up of athletes and ambassadors offers numerous opportunities to tell the Skechers story, and further grow our business globally. Given our momentum, we are confident that 2024 will be another successful year for the Company.”

Fourth Quarter 2023 Financial Results

	Three Months Ended December 31,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$1,960.9	$1,878.8	82.1	4.4
Gross profit	1,041.4	909.7	131.7	14.5
Gross margin	53.1%	48.4%		470 bps
Operating expenses	911.1	823.0	88.1	10.7
As a % of sales	46.5%	43.8%		270 bps
Earnings from operations	130.3	86.6	43.7	50.4
Operating margin	6.6%	4.6%		200 bps
Net earnings attributable to Skechers U.S.A., Inc.	87.2	75.5	11.7	15.4
Diluted earnings per share	$0.56	$0.48	0.08	16.7

Fourth quarter sales increased 4.4% as a result of a 6.9% increase internationally and a 0.3% increase domestically. Direct-to-Consumer increased 20.3% and Wholesale decreased 8.3%. On a constant currency basis, sales increased 2.8%.

Wholesale sales declined $86.6 million, or 8.3%, including decreases in EMEA of 19.5% and AMER of 7.4%, partially offset by an increase in APAC of 7.1%. Wholesale volume decreased 9.5% and average selling price increased 1.2%.

Direct-to-Consumer sales grew $168.7 million, or 20.3%, including increases in APAC of 21.2%, AMER of 14.6%, and EMEA of 53.1%. Direct-to-Consumer volume increased 11.8% and average selling price increased 7.7%.

Gross margin was 53.1%, an increase of 470 basis points, primarily due to higher average selling prices, a higher proportion of Direct-to-Consumer sales, and lower costs per unit, driven by lower freight costs.

Operating expenses increased $88.1 million, or 10.7%, and as a percentage of sales increased 270 basis points to 46.5%. Selling expenses increased $25.0 million, or 15.8%, and as a percentage of sales increased 90 basis points to 9.3%. The increase was due to higher brand demand creation expenditures. General and administrative expenses increased $63.1 million, or 9.5%, and as a percentage of sales increased 170 basis points to 37.1%. Increased expenses were primarily driven by increased facility costs, including rent and depreciation, and labor. These were partially offset by decreases in volume-driven labor and warehouse and distribution expenses from the supply chain and logistical challenges in the prior year.

Earnings from operations increased $43.7 million, or 50.4%, to $130.3 million, resulting in an operating margin of 6.6%.

Net earnings were $87.2 million and diluted earnings per share were $0.56 compared with prior year net earnings of $75.5 million and diluted earnings per share of $0.48.

In the fourth quarter, the Company’s effective income tax rate was 20.3%.

“Skechers' record sales and earnings demonstrate the strong global position of our brand, compelling product assortment, and worldwide execution capabilities,” said John Vandemore, Chief Financial Officer of Skechers. “2023 was a dynamic year full of challenges, which the Skechers team faced with outstanding determination and agility. We are optimistic about 2024, where we will continue to execute against our long-term growth strategy of expanding internationally and deepening our Direct-to-Consumer relationships, and we remain confident in our sales goal of $10 billion by 2026.”

Full Year 2023 Financial Results

	Year Ended December 31,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$8,000.3	$7,444.5	555.8	7.5
Gross profit	4,152.4	3,515.4	637.0	18.1
Gross margin	51.9%	47.2%		470 bps
Operating expenses	3,367.6	2,968.7	398.9	13.4
As a % of sales	42.1%	39.9%		220 bps
Earnings from operations	784.8	546.7	238.1	43.6
Operating margin	9.8%	7.3%		250 bps
Net earnings attributable to Skechers U.S.A., Inc.	545.8	373.0	172.8	46.3
Diluted earnings per share	$3.49	$2.38	1.11	46.6

Full year sales increased 7.5%, reflecting a 13.3% increase internationally and a 0.8% decrease domestically. Direct-to-Consumer increased 24.3% and Wholesale decreased 2.8%. On a constant currency basis, sales increased 7.9%.

Wholesale sales decreased $127.6 million, or 2.8%, due to a decrease in AMER of 10.6%, partially offset by increases in APAC of 12.6% and EMEA of 0.1%. Wholesale volume decreased 8.7% and average selling price increased 6.3%.

Direct-to-Consumer sales grew $683.4 million, or 24.3%, due to increases in AMER of 21.5%, APAC of 22.0%, and EMEA of 49.2%. Direct-to-Consumer volume increased 19.6% and average selling price increased 4.0%.

Gross margin was 51.9%, an increase of 470 basis points, primarily driven by higher average selling prices and a higher proportion of Direct-to-Consumer sales.

Operating expenses increased $398.9 million or 13.4%. As a percentage of sales, operating expenses increased 220 basis points to 42.1%. Selling expenses increased $93.3 million or 16.0%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $305.7 million or 12.8%, primarily driven by labor, and facility costs, including rent and depreciation. These were partially offset by decreases in volume-driven labor and warehouse and distribution expenses from the supply chain and logistical challenges in the prior year.

Earnings from operations increased $238.1 million to $784.8 million, resulting in an operating margin of 9.8%.

Net earnings were $545.8 million and diluted earnings per share were $3.49, an increase of 46.6% over the prior year.

The Company’s effective income tax rate was 18.8%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.39 billion, an increase of $598.1 million, or 75.9% from December 31, 2022, due to increased earnings and favorable changes in working capital, primarily inventory. Increases were partially offset by capital expenditures of $323.7 million, $160.1 million of share repurchases, and payments of $70.4 million, net of cash acquired, related to the acquisition of our Scandinavian distributor.

Inventory was $1.53 billion, a decrease of $292.6 million or 16.1% from December 31, 2022.

Share Repurchase

During the fourth quarter, the Company repurchased 1.1 million shares of its Class A common stock at a cost of $60.0 million. In 2023, the Company repurchased 3.2 million shares of its Class A common stock at a cost of $160.1 million. As of December 31, 2023, approximately $265.7 million remained available under the Company’s share repurchase program.

Outlook

For the fiscal year 2024, the Company believes it will achieve sales between $8.60 and $8.80 billion and diluted earnings per share of between $3.65 and $3.85. The Company believes that for the first quarter of 2024, it will achieve sales between $2.175 and $2.225 billion and diluted earnings per share of between $1.05 and $1.10. Further, the Company believes that total capital expenditures will be between $350 and $400 million in 2024, inclusive of construction of the Company's second distribution center in China.

Store Count

	Number of Stores
	December 31, 2022	Opened (1)	Closed (1)	December 31, 2023
Domestic stores	539	35	(11)	563
International stores	905	268	(88)	1,085
Distributor, licensee and franchise stores	3,093	841	(414)	3,520
Total Skechers stores	4,537	1,144	(513)	5,168

(1) Includes the conversion of 58 third-party stores to International stores previously included in Distributor stores as a result of the acquisition of our Scandinavian distributor.

Fourth Quarter 2023 Conference Call

The Company will host a conference call today, February 1, at 4:30 p.m. ET / 1:30 p.m. PT to discuss its fourth quarter 2023 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning February 1, 2024, at 7:30 p.m. ET, through February 15, 2024, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13743148.

About Skechers U.S.A., Inc.

Skechers U.S.A., Inc., a Fortune 500® company based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. Collections from The Comfort Technology Company™ are available in approximately 180 countries and territories through department and specialty stores, and direct to consumers through digital stores, and approximately 5,170 Company- and third-party-owned physical retail stores. The Company manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2022 and its quarterly reports on Form 10-Q in 2023. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Sonia Reback

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,189,910	$615,733
Short-term investments	72,595	102,166
Trade accounts receivable, net	860,300	848,287
Other receivables	82,253	86,036
Inventory	1,525,409	1,818,016
Prepaid expenses and other	222,137	176,035
Total current assets	3,952,604	3,646,273
Property, plant and equipment, net	1,506,690	1,345,370
Operating lease right-of-use assets	1,276,171	1,200,565
Deferred tax assets	450,574	454,190
Long-term investments	123,996	70,498
Goodwill	101,230	93,497
Other assets, net	136,086	83,094
Total non-current assets	3,594,747	3,247,214
TOTAL ASSETS	$7,547,351	$6,893,487
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,008,001	$957,384
Accrued expenses	320,105	294,143
Operating lease liabilities	274,296	238,694
Current installments of long-term borrowings	46,571	103,184
Short-term borrowings	11,894	19,635
Total current liabilities	1,660,867	1,613,040
Long-term operating lease liabilities	1,108,110	1,063,672
Long-term borrowings	242,944	216,488
Deferred tax liabilities	12,594	8,656
Other long-term liabilities	122,794	120,045
Total non-current liabilities	1,486,442	1,408,861
Total liabilities	3,147,309	3,021,901
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	133	134
Class B Common Stock	20	21
Additional paid-in capital	295,847	403,799
Accumulated other comprehensive loss	(73,388)	(84,897)
Retained earnings	3,796,730	3,250,931
Skechers U.S.A., Inc. equity	4,019,342	3,569,988
Noncontrolling interests	380,700	301,598
Total stockholders' equity	4,400,042	3,871,586
TOTAL LIABILITIES AND EQUITY	$7,547,351	$6,893,487

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Sales	$1,960,940	$1,878,785	$8,000,342	$7,444,550
Cost of sales	919,557	969,105	3,847,938	3,929,193
Gross profit	1,041,383	909,680	4,152,404	3,515,357
Operating expenses
Selling	182,926	157,951	676,890	583,626
General and administrative	728,164	665,092	2,690,728	2,385,061
Total operating expenses	911,090	823,043	3,367,618	2,968,687
Earnings from operations	130,293	86,637	784,786	546,670
Other income (expense)	10,426	15,731	16,086	(24,413)
Earnings before income taxes	140,719	102,368	800,872	522,257
Income tax expense	28,589	9,866	150,949	93,095
Net earnings	112,130	92,502	649,923	429,162
Less: Net earnings attributable to noncontrolling interests	24,948	16,987	104,124	56,134
Net earnings attributable to Skechers U.S.A., Inc.	$87,182	$75,515	$545,799	$373,028
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$0.57	$0.49	$3.53	$2.40
Diluted	$0.56	$0.48	$3.49	$2.38
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	153,516	155,162	154,533	155,627
Diluted	155,571	156,278	156,256	156,608

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended December 31,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$962.6	$1,049.2	(86.6)	(8.3)
Gross profit	393.2	375.2	18.0	4.8
Gross margin	40.9%	35.8%		510 bps

Direct-to-Consumer sales	$998.3	$829.6	168.7	20.3
Gross profit	648.2	534.4	113.8	21.3
Gross margin	64.9%	64.4%		50 bps

Total sales	$1,960.9	$1,878.8	82.1	4.4
Gross profit	1,041.4	909.7	131.7	14.5
Gross margin	53.1%	48.4%		470 bps

	Year Ended December 31,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$4,504.8	$4,632.4	(127.6)	(2.8)
Gross profit	1,846.8	1,669.3	177.5	10.6
Gross margin	41.0%	36.0%		500 bps

Direct-to-Consumer sales	$3,495.5	$2,812.1	683.4	24.3
Gross profit	2,305.6	1,846.1	459.5	24.9
Gross margin	66.0%	65.6%		30 bps

Total sales	$8,000.3	$7,444.5	555.8	7.5
Gross profit	4,152.4	3,515.4	637.0	18.1
Gross margin	51.9%	47.2%		470 bps

Additional Sales Information

	Three Months Ended December 31,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$327.5	$365.4	(37.9)	(10.4)
Direct-to-Consumer	385.4	345.4	40.0	11.6
Total domestic sales	712.9	710.8	2.1	0.3

International
Wholesale	635.1	683.8	(48.7)	(7.1)
Direct-to-Consumer	612.9	484.2	128.7	26.6
Total international sales	1,248.0	1,168.0	80.0	6.9

Total sales	$1,960.9	$1,878.8	82.1	4.4

Regional sales
Americas (AMER)	$955.4	$925.6	29.8	3.2
Europe, Middle East & Africa (EMEA)	383.5	413.7	(30.2)	(7.3)
Asia Pacific (APAC)	622.0	539.5	82.5	15.3
Total sales	$1,960.9	$1,878.8	82.1	4.4

China sales	$376.7	$308.0	68.7	22.3

Distributor sales	$139.6	$160.7	(21.1)	(13.1)

	Year Ended December 31,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$1,567.8	$1,831.6	(263.8)	(14.4)
Direct-to-Consumer	1,482.4	1,243.5	238.9	19.2
Total domestic sales	3,050.2	3,075.1	(24.9)	(0.8)

International
Wholesale	2,937.0	2,800.8	136.2	4.9
Direct-to-Consumer	2,013.1	1,568.6	444.5	28.3
Total international sales	4,950.1	4,369.4	580.7	13.3

Total sales	$8,000.3	$7,444.5	555.8	7.5

Regional sales
Americas (AMER)	$3,945.7	$3,854.4	91.3	2.4
Europe, Middle East & Africa (EMEA)	1,831.8	1,699.2	132.6	7.8
Asia Pacific (APAC)	2,222.8	1,890.9	331.9	17.5
Total sales	$8,000.3	$7,444.5	555.8	7.5

China sales	$1,228.6	$1,062.7	165.9	15.6

Distributor sales	$463.9	$557.1	(93.2)	(16.7)

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended December 31,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$1,960.9	$(29.6)	$1,931.3	$1,878.8	52.5	2.8
Cost of sales	919.5	(12.1)	907.4	969.1	(61.7)	(6.4)
Gross profit	1,041.4	(17.5)	1,023.9	909.7	114.2	12.6
Operating expenses	911.1	(10.1)	901.0	823.0	78.0	9.5
Earnings from operations	130.3	(7.4)	122.9	86.6	36.3	41.8
Other income (expense)	10.4	(6.9)	3.5	15.8	(12.3)	(77.8)
Income tax expense (benefit)	28.6	(1.9)	26.7	9.9	16.8	171.0
Less: Noncontrolling interests	24.9	(0.2)	24.7	17.0	7.7	45.7
Net earnings attributable to Skechers U.S.A., Inc.	$87.2	$(12.2)	$75.0	$75.5	(0.5)	(0.6)
Diluted earnings per share	$0.56	$(0.08)	$0.48	$0.48	-	-

	Year Ended December 31,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$8,000.3	$32.6	$8,032.9	$7,444.5	588.4	7.9
Cost of sales	3,847.9	16.1	3,864.0	3,929.1	(65.1)	(1.7)
Gross profit	4,152.4	16.5	4,168.9	3,515.4	653.5	18.6
Operating expenses	3,367.6	13.5	3,381.1	2,968.7	412.4	13.9
Earnings from operations	784.8	3.0	787.8	546.7	241.1	44.1
Other income (expense)	16.0	(15.6)	0.4	(24.5)	24.9	n/m
Income tax expense	150.9	0.6	151.5	93.1	58.4	62.7
Less: Noncontrolling interests	104.1	2.3	106.4	56.1	50.3	89.5
Net earnings attributable to Skechers U.S.A., Inc.	$545.8	$(15.5)	$530.3	$373.0	157.3	42.2
Diluted earnings per share	$3.49	$(0.10)	$3.39	$2.38	1.01	42.4